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Exhibit 4.2

ADDENDUM TO NOVEMBER 15, 2000 TRADEMARK, SUPPLY
AND DISTRIBUTION AGREEMENT

between and among

ALLIED DOMECQ INTERNATIONAL HOLDINGS BV
and
ALLIED DOMECQ SPIRITS & WINE USA, INC.
doing business as
Allied Domecq Spirits, USA

AND

SPIRITS INTERNATIONAL NV
and
S.P.I. SPIRITS (CYPRUS) LIMITED

DATED

JANUARY 17, 2002

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Addendum to November 15, 2000 Trademark, Supply and Distribution Agreement

        Addendum to Trademark, Supply and Distribution Agreement dated November 15, 2000 (the "Agreement"), by and among SPIRITS INTERNATIONAL N.V., a Netherlands corporation ("SPI NV") and S.P.I. SPIRITS (CYPRUS) LIMITED, a Cyprus corporation ("SCL"; SPI NV and SCL are sometimes collectively referred to herein as "Spirits") and ALLIED DOMECQ INTERNATIONAL HOLDINGS BV, a Netherlands corporation ("ADIHBV") and ALLIED DOMECQ SPIRITS & WINE USA, INC., a Michigan corporation doing business as Allied Domecq Spirits, USA ("ADSUSA"; ADIHBV and ADSUSA are sometimes collectively referred to herein as "AD")

W I T N E S S E T H:

        WHEREAS, AD wishes to commercialize in the Addendum Territory, an SRTD (each as hereinafter defined) utilizing the Trademarks in connection with the marketing, sale and distribution thereof; and

        WHEREAS, Spirits wishes to acknowledge AD's right to use the Trademarks in connection with the marketing, sale and distribution of an SRTD in the Addendum Territory and wishes to supply to AD the SRTD Ingredient (each as hereinafter defined) for use in the production of SRTD (as hereinafter defined).

        NOW, THEREFORE, it is agreed as follows:

        1.    Applicability of Agreement Definitions.    Except as otherwise provided in paragraph 17 hereof, any term appearing herein as a capitalized term and not otherwise defined herein shall have the meaning provided for in the Agreement.

        2.    Addendum Definitions.    The following definitions shall apply in this Addendum:

          (a)  "Addendum Territory" shall mean the United States of America and the territories and possessions thereof in which ADSUSA or an Affiliate conducts business.

          (b)  "Case" means each 288 fluid ounce (8.52 liter metric equivalent) liter metric equivalent) sale of SRTD in the Addendum Territory.

          (c)  "SRTD" means a low alcohol proof ready to drink product, containing both vodka and malt beverage alcoholic beverages commercialized utilizing the Trademarks in the Addendum Territory.

          (d)  "SRTD Ingredient" means an alcoholic product which under applicable United States law or regulation may be designated (a) vodka and (b) of Russian geographic origin.

        3.    Deemed Brand and Vodka Product.    The SRTD commercialized by ADSUSA or an Affiliate in the Addendum Territory shall be deemed for all purposes to be a Brand and a Vodka Product for purposes of the Agreement and subject to the provisions thereof except as specifically specified otherwise in paragraph 17 hereof.

        4.    Term; Non-Renewal Payment.

          (a)  This Addendum shall commence upon the date hereof and shall terminate on any such date as the Agreement terminates.

          (b)  In the event that the Agreement shall be renewed upon the conclusion thereof, this Addendum shall be renewed in accordance with such terms as may be agreed between the parties with respect to the SRTD upon such renewal.

          (c)  Subject to the provisions of paragraph 4(d) hereof, in the event that the Agreement is not renewed upon the conclusion thereof, Spirits agrees to pay to AD an amount equal to [*****] multiplied by the amount equal to the sum of (i) consumer research expenses and (ii) amounts paid by AD to third parties with respect to liquid formulation and packaging (excluding all costs and expenses incurred by AD in respect of items generally required to be accounted for under GAAP as a capital expenditure) incurred by AD (A) prior to the launch of the SRTD in the Addendum Territory and (B) in connection with the development of the SRTD, up to the maximum amount of [*****].

          (d)  In the event that Case sales of SRTDs in the Addendum Territory in the twelve month period immediately preceding the non-renewal of the Agreement are [*****] Cases or less, no payment shall be due by Spirits to AD under paragraph 4(c) hereof.

        5.    Acknowledgement of Use of Trademarks.

          (a)  SPI NV acknowledges that ADIHBV's use of the Trademarks Stolichnaya and Stoli in connection with the commercialization of an SRTD in the Addendum Territory is consistent with ADIHBV's ownership of such Trademarks subject to and as provided for in the Agreement.

          (b)  SPI NV agrees that ADIHBV may create and register new trademarks which utilize the Trademarks Stolichnaya and Stoli in connection therewith for commercializing an SRTD in the Addendum Territory; provided, however, that any such new trademarks shall be subject to the approval of SPI NV, which approval shall not be unreasonably delayed or withheld, and provided further that all such new trademarks shall be deemed Trademarks for purposes of the Agreement and, except as otherwise provided for herein, subject to all provisions of the Agreement applicable to the Trademarks.

          (c)  AD agrees that it shall not separately register as a trademark in the Addendum Territory or in any other country of the world any word, expression or design which is used in connection with the Trademarks Stolichnaya or Stoli and registered as a new trademark in accordance with paragraph 5(b) hereof without Spirits prior written consent. In the event Spirits grants AD such consent, each such word or expression so separately registered as a trademark shall be deemed a Trademark for the purposes of the Agreement and, except as otherwise provided for herein, subject to all provisions of the Agreement applicable to the Trademarks.

        6.    Exclusive Supply and Use of the SRTD Ingredient.    Except as otherwise provided herein, the SRTD Ingredient shall be supplied to AD or AD's designee exclusively by SCL and all SRTD Ingredients so supplied shall be used exclusively in the Addendum Territory by AD or its designee as an ingredient of the SRTD commercialized under the Trademarks.

        7.    SRTD Ingredient Specifications.

          (a)  The SRTD Ingredient supplied by SCL shall be [*****] alcohol by volume.

          (b)  The SRTD Ingredient shall be supplied by SCL in bulk containers of approximately [*****] decaliters each.

          (c)  SCL shall provide with respect to each shipment of SRTD Ingredient a certificate reflecting inspection of the bulk containers by SGS or Bureau Veritas attesting to the cleanliness thereof at the time of filling.

          (d)  SCL shall have the right to supply SRTD Ingredient [*****].

        8.    SRTD Manufacture.    Spirits acknowledges that AD shall be entering into an agreement with respect to the manufacture, shipment, promotion and distribution of the SRTD in the Addendum Territory with the Miller Brewing Company, a Wisconsin corporation ("Miller" and "Miller Agreement" respectively). Spirits consents to AD's entering into the Miller Agreement provided that in the event of any conflict between the Miller Agreement and this Addendum or the Agreement, the provision of this Addendum and the Agreement shall control and provided further that AD shall cause Miller to take no action with respect to the Trademarks (including any of the same which are deemed Trademarks for purposes of the Agreement pursuant to Paragraph 5 hereof) which would constitute a breach of this Addendum or the Agreement.

        9.    SRTD Ingredient Purchase Price.    Subject to the provisions of paragraph 10 hereof, the purchase price for SRTD Ingredient supplied by SCL shall be as follows:

          (a)  In the event that the volume of SRTD Ingredient supplied by SCL to AD for use in the manufacture of the SRTD in the Addendum Territory in a calendar year is less than [*****] decaliters, the purchase price of SRTD Ingredient supplied by SCL in such calendar year shall be [*****] per decaliter.

          (b)  In the event that the volume of SRTD Ingredient supplied by SCL to AD for use in the manufacture of the SRTD in the Addendum Territory in a calendar year is [*****] decaliters or more, the purchase price of SRTD Ingredient supplied by SCL to AD in such calendar year shall be [*****] per decaliter.

        10.    Purchase Price Adjustment.

          (a)  The purchase price provided for in paragraph 9(a) or 9(b) above, as applicable, shall apply until December 31, 2003. SCL and AD agree to negotiate in good faith the prices that will obtain with respect to volumes of SRTD Ingredient supplied by SCL to AD after December 31, 2003.

          (b)  AD acknowledges that the purchase prices provided for in paragraphs 9(a) and 9(b) were based upon committed costs, expenses and capital expenditures incurred or to be incurred by SCL in order to supply the volumes of SRTD Ingredient provided for in paragraph 9(a) or 9(b), as applicable, on the basis that one (1) decaliter of SRTD Ingredient is utilized as an ingredient for the manufacture and production of [*****] Cases of finished SRTD product. In the event each decaliter of SRTD Ingredient is utilized as an ingredient for the manufacture of a number of Cases of finished SRTD Product greater than [*****] Cases, the price provided for in paragraph 9(a) or 9(b), as applicable, shall be proportionately adjusted upwards so as to permit SCL to achieve justification of its committed investment.

        11.    Other Miller Products.    Spirits acknowledges that it has been informed by AD that Miller intends to or is manufacturing, marketing and selling in the Addendum Territory a ready to drink malt beverage product containing vodka as an ingredient thereof and utilizing the trademark "SKYY" in connection with the commercialization thereof ("Miller Vodka Beverage"). Spirit expressly agrees that Miller's commercialization of the Miller Vodka Beverage is not a breach of any AD obligation under this Addendum or the Agreement.

        12.    Contribution to SRTD Marketing and Promotion.    SCL, desirous of supplying to AD maximum volumes of SRTD Ingredient hereunder, agrees to make a contribution to ADSUSA's advertising and promotion efforts on behalf of the SRTD in the Addendum Territory ("SCL A&P Contribution") as follows:

          (a)  In the event that in a calendar year sales of the SRTD in the Addendum Territory are less than [*****] Cases, Spirits agrees to make an SCL A&P Contribution to AD in an amount equal to [*****] per Case multiplied by the number of cases of SRTD sold in the Addendum Territory in such calendar year provided that in such calendar year ADSUSA's advertising and promotion spend ("APS") on behalf of the SRTD in such calendar year is at least equal to [*****] per Case and provided further that ADSUSA shall utilize the SCL A&P Contribution (or an amount equal to the SCL A&P Contribution) in support of ADSUSA's advertising and promotion of the SRTD in the Addendum Territory in addition to the ADSUSA APS provided for in this paragraph 12(a).

          (b)  In the event that in a calendar year annual sales of the SRTD in the Addendum Territory are [*****] Cases but less than [*****] Cases, Spirits agrees to make an SCL A&P Contribution to AD in an amount equal to [*****] per Case multiplied by the number of Cases of SRTD sold in the Addendum Territory in such calendar year provided that ADSUSA's APS on behalf of the SRTD in such calendar year is at least equal to [*****] per Case and provided further that ADSUSA shall utilize the SCL A&P Contribution (or an amount equal to the SCL A&P Contribution) in support of ADSUSA's advertising and promotion of the SRTD in the Addendum Territory in addition to the ADSUSA APS provided for in this paragraph 12(b).

        13.    Determination and Payment of the SCL A&P Contribution and SRTD Ingredient Purchase Price.

          (a)  SCL agrees to make the SCL A&P Contribution provided for in paragraph 12(a) or 12(b) hereof, as applicable, quarterly based upon SRTD sales in the immediately preceding calendar quarter. The parties agree to work in good faith to estimate accurately sales of SRTDs anticipated in the relevant calendar year to render the SCL A&P Contribution under paragraph 12(a) or 12(b), as applicable, as accurate as possible on a quarterly basis. The SCL A&P Contribution actually made by SCL under paragraph 12(a) or 12(b) shall be adjusted as quickly as reasonably possible upon the conclusion of a calendar year to reflect the amount of such contribution actually due based upon actual sales of SRTDs in such calendar year in the Addendum Territory and payment made by SCL to AD, or AD to SCL, as applicable.

          (b)  The SCL A&P Contribution to AD in the Addendum Territory under paragraph 12 hereof for such of the term hereof which is not a full calendar year shall be based upon actual sales of SRTDs in the Addendum Territory in each calendar quarter or fraction thereof of such calendar year on an annualized basis.

          (c)  The parties agree to work in good faith to estimate accurately the volumes of SRTD Ingredient to be supplied in a calendar year to the end that the applicable price provided for in paragraph 9(a) or 9(b) hereof is made in respect of each shipment and order. At the conclusion of the calendar year, the purchase price paid by AD for SRTD Ingredient shall be adjusted as quickly as reasonably possible upward or downwards as applicable to reflect the actual price per decaliter due for such calendar year based upon the actual volume of SRTD Ingredient supplied in such calendar year and payment made by AD to SCL, or SCL to AD as applicable.

        14.    Minimum APS; Other SRTD Ingredient Price Adjustments.

          (a)  ADSUSA agrees that in the event sales of SRTDs in the Addendum Territory in a calendar year are less than [*****] cases, the ADSUSA APS shall not be less than [*****] per case in such calendar year.

          (b)  ADSUSA agrees that in the event sales of SRTDs in the Addendum Territory in a calendar year are equal to [*****] but less than [*****] Cases, the ADSUSA APS shall not be less than [*****] per case in such calendar year.

          (c)  ADSUSA agrees that in the event sales of SRTDs in the Addendum Territory in a calendar year are equal to [*****] Cases but less than [*****] Cases, ADSUSA APS shall not be less than [*****] per Case in such calendar year.

          (d)  ADSUSA agrees that in the event that sales of SRTDs in the Addendum Territory in a calendar year are equal to or greater than [*****] Cases, the ADSUSA APS shall not be less than [*****] per Case in such calendar year.

          (e)  ADSUSA agrees that the APS on behalf of the SRTD in the Addendum Territory is independent of its obligations under paragraph 17 of the Agreement and shall not be credited against AD's obligations thereunder.

        15.    Packaging Design Approval.    Spirits shall have the right to approve all packaging design used with respect to SRTDs in the Addendum Territory, which approval shall not be unreasonably withheld or delayed.

        16.    SRTD Ingredient Supply Contingency.

          (a)  In the event of Force Majeure or any action by the government of the Russian Federation or any agency, political subdivision or instrumentality thereof renders it impossible for SCL to supply to ADSUSA SRTD Ingredient as defined herein sufficient to meet ADSUSA's SRTD Ingredient needs for a continuous period of [*****] days, which quantities do not exceed [*****] of the quantity of SRTD Ingredient ordered by ADSUSA for inclusion as an ingredient of the SRTDs during the corresponding period in the previous calendar year and which event results in ADSUSA's inability to fill customer orders, [*****].

          (b)  ADSUSA agrees, in the event of the applicability of this paragraph 16, to use commercially reasonable efforts to purchase or produce [*****]

          (c)  In the event that ADSUSA purchases [*****].

        17.    Non-Applicable Agreement Provisions; other Agreement Modifications.

          (a)  The following provisions of the Agreement shall not apply with respect to this Addendum: paragraphs 1.2, 1.6, 1.11, 1.13, 1.15, 1.16, 2, 4.1, 4.2, 5, 6, 8, 13, 15, 16.1, 17.4, 17.5, 17.7, 17.10, 17.11, 17.12, 17.13, 18, 19, 29 and 35.

          (b)  Purchases by AD of SRTD Ingredient herein under shall not be utilized in calculation the Final Payment under paragraph 22.1 of the Agreement.

          (c)  ADSUSA shall use its reasonable commercial efforts to the end that advertising with respect to the SRTD is consistent with the image of the Brands.

        18.    Indemnification.    AD's indemnification obligation under paragraph 25 of the Agreement shall extend to and include the manufacture distribution and sales of the SRTD in the Addendum Territory whether or not undertaken by AD or Miller.

        19.    Trademark Consideration.

          (a)  Except for the consideration provided for in paragraph 7 of the Agreement, no further or other consideration for the use of the Trademarks, including without limitation, trademarks that are deemed to be Trademarks for purposes of the Agreement pursuant to paragraph 5 hereof, shall be due by ADIHBV to SPI NV.

          (b)  In the event that this Addendum is terminated as a result of an election by Spirits to exercise an option granted to Spirits pursuant to the Agreement under paragraph 12.2, 12.3, or 12.4 thereof, the provisions of 12.6 of the Agreement shall not apply with respect to trademarks which are deemed to be Trademarks for purposes of the Agreement pursuant to paragraph 5 hereof.

        20.    Delivery Term.    The delivery term for SRTD Ingredient supplied hereunder may be [*****] in addition to the F.O.B. ports provided for in paragraph 16.4 of the Agreement.

[Balance of Page Intentionally Left Blank]

        21.    Commercial Vitality.    In the event that (i) SRTD sales in the Addendum Territory in a calendar year are [*****] less than such sales in the immediately preceding calendar year and (ii) sales of the Brands (excluding sales of SRTDs) have decreased in such calendar year by [*****] or more then the parties agree to review in good faith whether or not sales in the SRTDs are adversely affecting the image or sales of the Brands (excluding the SRTDs) and to reexamine the desirability of continuing the sale of SRTDs in the Addendum Territory.

        IN WITNESS WHEREOF, the parties have executed this Addendum effective the date aforesaid.

ALLIED DOMECQ INTERNATIONAL HOLDINGS BV		SPIRITS INTERNATIONAL NV
By:		By:

	Name:		Name:
	Title:		Title:
ALLIED DOMECQ SPIRITS & WINE USA, INC.		S.P.I. SPIRITS (CYPRUS) LIMITED
By:		By:

	Name:		Name:
	Title:		Title:

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  Exhibit 4.2
ADDENDUM TO NOVEMBER 15, 2000 TRADEMARK, SUPPLY AND DISTRIBUTION AGREEMENT